Nilesh M. Patel
Attorney at Law
609 West DeLeon Street
Old Hyde Park
Tampa, Florida 33606

Telephone: 813-258-0035         Facsimile: 813-258-1026

February 11, 1998

Adhia Funds, Inc.
5102 Longboat Boulevard
Tampa, FL 33615

Gentleman:

        We have acted for you in connection with the preparation of a Registration Statement on Form N-1A relating to sale by you of an indefinite amount of Adhia Funds, Inc. Common Stock, $0.0001 par value (such Common Stock being hereinafter referred to as the "Stock") in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Registration Statement on Form N-1A; (b) your Articles of Incorporation and Bylaws, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Stock; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based on the foregoing, we are of the opinion that the share of Stock when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to Form N-1A Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by
Section 7 of the Act.

                                                Very truly yours,
                                                Nilesh M. Patel
                                                Law Office of Nilesh M. Patel